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                                                                     EXHIBIT 3.1


                             ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       SERVICE CORPORATION INTERNATIONAL


     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation:


                                  ARTICLE ONE

     The name of the corporation is Service Corporation International.

                                  ARTICLE TWO

     The following amendment to the Restated Articles of Incorporation was adopted by the shareholders of the corporation on August 8, 1996 for the purpose of increasing the number of authorized shares of the corporation's Common Stock from 200,000,000 shares to 500,000,000 shares.

     The amendment alters the first paragraph of Article Four of the Restated Articles of Incorporation to read, in its entirety, as follows:

        "The aggregate number of shares of stock of all classes which the corporation shall have authority to issue is 501,000,000 shares, consisting of 1,000,000 shares of preferred stock of the par value of One Dollar ($1.00) each (hereinafter sometimes called "Preferred Stock"), and 500,000,000 shares of common stock of the par value of One Dollar ($1.00) each (hereinafter sometimes called "Common Stock")."


                                 ARTICLE THREE

     The number of shares of the corporation outstanding at the record date established for voting upon such adoption was 117,659,423 shares of Common Stock; and the number of shares entitled to vote thereon was 117,659,423 shares of Common Stock.

                                  ARTICLE FOUR

     The number of shares of Common Stock of the corporation voted for such amendment was 98,400,575; the number of shares of Common Stock of the corporation voted against such amendment was 3,032,779.


                                        By: /s/ James M. Shelger
                                           -----------------------------
                                           James M. Shelger
                                           Senior Vice President
                                           General Counsel and Secretary